SUBADVISORY AGREEMENT

Agreement made as of this      day of          2011, by and between J.P. Morgan Investment Management Inc., a Delaware corporation with its principal office at 270 Park Avenue, New York, New York 10017 (“JPMIM” or the “Manager”) and JF International Management Inc., with its principal place of business in Hong Kong located at 21st Floor, Chater House, 8 Connaught Road Central, Hong Kong (the “Sub-adviser”).

WHEREAS, JPMIM provides investment advisory services to the JPMorgan Asia Pacific Focus Fund (the “Fund”), a series of JPMorgan Trust I, a Delaware statutory trust (the “Trust”), which is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to an Amended and Restated Investment Advisory Agreement between JPMIM and the Trust, dated August 11, 2005 (the “Advisory Agreement”); and

WHEREAS, JPMIM desires to retain the Sub-adviser to provide investment advisory services to the Fund and to manage such portion of the Fund as the Manager shall from time to time direct, and the Sub-adviser is willing to render such investment advisory services; and

WHEREAS, the Sub-adviser is licensed by the Hong Kong Securities and Futures Commission (the “SFC”) to carry out Type 4 (advising on securities) and Type 9 (asset management) regulated activities as set out in Schedule 5 to the Securities and Futures Ordinance of the Hong Kong Special Administrative Region and is registered as an investment adviser with the United States Securities and Exchange Commission (“SEC”). The Sub-adviser’s CE number with the SFC is ABG 492.

NOW, THEREFORE, the Parties agree as follows:

1. (a)	Subject to the supervision of the Manager and the board of trustees of the Fund (the “Board of Trustees”), the Sub-adviser shall manage such portion of the assets of the Fund as the Manager shall direct (the “Assets”) and shall manage the composition of the Assets, including the purchase, retention and disposition thereof, in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s prospectus(es) and statements of additional information (such prospectus(es) and statements of additional information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), and subject to the following understandings:

(i)	The Sub-adviser shall, in relation to the Assets, determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Fund, and what portion of the Assets will be invested or held uninvested as cash.

(ii)

In the performance of its duties and obligations under this Agreement, the Sub-adviser shall act in conformity with the declaration of trust, by-laws and Prospectus of the Fund and with the written instructions and directions of the Manager and of the Board of Trustees of the Fund delivered to the Sub-adviser, and will use reasonable efforts to manage the Assets so that the Fund will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder, except as may be authorized to the contrary by Board of Trustees of the Fund. For the avoidance of doubt, investment objectives, policies and direction should not be deemed to have been breached as a result of changes beyond the Sub-adviser’s control (including but not limited to change in price/value of assets). In connection therewith, the Sub-adviser shall, among other things, prepare and file such reports as are, or may in the future be, required by the SEC.

(iii)	The Sub-adviser shall determine the Assets to be purchased or sold by the Fund, as applicable, and will place orders with or through such persons, brokers, dealers or futures commission merchants (including, as permitted by applicable law, any broker or dealer affiliated with the Sub-adviser or the Manager) as it may see fit to carry out the policy with respect to brokerage as set forth in the Fund’s Prospectus or as the Board of Trustees may direct from time to time. In providing the Fund with investment advice, it is recognized that the Sub-adviser will give primary consideration to securing the best available terms (including price), taking into account the size of the relevant market at the time for transactions of the kind and size concerned. Within the framework of this policy, the Sub-adviser may consider the financial responsibility, research and investment information and other services (except for third party research and market data services) provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Sub-adviser’s other clients may be a party. For the avoidance of doubt, the Sub-adviser shall not be liable in respect of the gross negligence, willful default or fraud of any person, firm or company through whom transactions are effected, except to the extent that failure to detect such gross negligence, willful default or fraud is a result of the Sub-adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or the Sub-adviser’s reckless disregard of its obligations and duties under this Agreement. Consistent with its fiduciary duty to the Fund and applicable laws and regulations of the jurisdiction under which the services of the Sub-adviser set out in this Agreement are to be performed, including U.S. securities laws and regulations, the Sub-adviser and its associates shall have discretion to effect, either as principal or otherwise, transactions in which the Sub-adviser or any of its associates has directly or indirectly a material interest or a relationship of any description with another party which may involve a potential conflict with the Sub-adviser’s duty to the Manager or the Fund. Neither the Sub-adviser nor its associates shall be liable to account to the Manager or the Fund for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions, nor will the Sub-adviser’s fees be abated thereby unless otherwise provided. It is also understood that it is desirable for the Fund that the Sub-adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, in accordance with U.S. securities laws and regulations, the Sub-adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Fund’s Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers or futures commission merchants may be useful to the Sub-adviser in connection with the Sub-adviser’s services to other clients.

On occasions when the Sub-adviser deems the purchase or sale of a security or futures contract to be in the best interest of the Fund as well as other clients of the Sub-adviser, the Sub-adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-adviser in the manner the Sub-adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

In the event of any failure or delay in the performance of the Sub-adviser’s obligations resulting from acts, events or circumstances not reasonably within its control, including but not limited to, industrial disputes, acts of any governmental or supranational bodies or authorities and breakdown, failure or malfunction of any telecommunications or computer service, the Sub-adviser shall not be liable or have any responsibility of any kind for any loss or damage thereby incurred or suffered by the Manager, the Fund or the Trust.

(iv)	The Sub-adviser shall maintain all books and records with respect to the Fund’s portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1, and any other applicable provisions under the 1940 Act, and shall render to the Fund’ Board of Trustees such periodic and special reports as the trustees may reasonably request. The Sub-adviser shall make reasonably available its employees and officers for consultation with any of the trustees or officers or employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund’s securities.

(v)	The Sub-adviser shall provide the Fund’s custodian on each business day with information relating to all transactions concerning the Assets managed by the Sub-adviser, and shall provide the Manager with such information upon request of the Manager.

(vi)	The investment management services provided by the Sub-adviser hereunder are not to be deemed exclusive, and the Sub-adviser shall be free to render similar services to others.

(vii)	The Sub-adviser may, with the prior consent of the Manager, delegate any of its functions, powers, discretions, privileges and duties under the terms of this Agreement to any of its affiliates and may provide information about the Manager and the Fund to any such affiliates. The Sub-adviser may also use the services of other agents to perform or advise in relation to the performance by it of any of the services required to be performed under this Agreement.

(viii)

If the Sub-adviser considers that any investment objectives and policies and/or instructions received in relation thereto may not, from a compliance or system viewpoint, be capable of being fully observed, it shall promptly advise the Manager of the same with a view to arrive at a mutually acceptable modification to such investment objectives and policies. Before such modification to the investment objectives and policies and/or instructions is agreed between the parties, the Sub-adviser shall use its best endeavors to comply with such investment objectives and policies and/or instructions to the fullest extent that the Sub-adviser in its opinion considers possible.

(ix)	The Manager shall be responsible for the management of its affairs or the affairs of the Fund for tax purposes.

(x)	The parties shall at all times use all reasonable endeavors to keep confidential the terms of this Agreement and all information with respect thereto. For the avoidance of doubt, a party shall not be deemed to have breached its duty of confidentiality owing to the other party if disclosure of information is required in order to facilitate that party carrying out its duties hereunder or is required by law or regulations or is requested by the Board of Trustees of the Fund acting in accordance with applicable law or regulations or is requested by any investment exchanges or statutory, regulatory or governmental bodies having jurisdiction over that party or any of its associates. The Sub-adviser shall provide any and all information, records and supporting documentation about the composite of accounts and funds that the Sub-adviser manages that have investment objectives, policies and strategies substantially similar to those employed by the Sub-adviser in managing the Fund’s Assets which may be reasonably necessary, under applicable laws, to allow the Fund to present historical performance information concerning the Sub-adviser’s similarly managed accounts and funds, for including in the Fund’s Prospectus and any other reports and materials prepared by the Fund, in accordance with regulatory requirements or as requested by applicable federal or state regulatory authorities.

(xi)	The Sub-adviser is authorized to rely on, may act on and treat as fully authorized by the Manager, any instruction or communication which purports to have been given (and which is accepted by the Sub-adviser in good faith as having been given) by a person the Manager has notified the Sub-adviser is authorized to instruct it in respect of the Fund and, by whatever means transmitted and whether or not in writing and, unless the Sub-adviser shall have received written notice to the contrary, whether or not the authority of such person shall have been terminated. The Sub-adviser may use voice-recording procedures in connection with all communications and any such voice record retained by the Sub-adviser will constitute conclusive evidence of such communications.

(b)	The Sub-adviser shall authorize and permit any of its directors, officers and employees who may be elected or appointed as trustees or officers of the Fund to serve in the capacities in which they have been elected or appointed and the services to be furnished by the Sub-adviser under this Agreement may be furnished through the medium of any of such trustees or officers of the Fund.

(c)

The Sub-adviser shall keep the Fund’s books and records required to be maintained by the Sub-adviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Sub-adviser’s services hereunder needed by the Manager to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Sub-adviser agrees that all records which it maintains for the Fund are the property of the Fund, and the Sub-adviser will surrender promptly to the Fund any such records upon the Fund’s request, provided, however, that the Sub-adviser may retain a copy of such records. The Sub-adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Securities and

Exchange Commission under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d)	The Sub-adviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Fund’s shareholders to vote or abstain from voting all proxies solicited by, or with respect to, the issuers of securities in the Fund’s Assets. The Manager shall cause to be forwarded to the Sub-adviser all proxy solicitation materials that the Manager receives. The Sub-adviser agrees that it has adopted written proxy voting procedures that comply with the requirements of the 1940 Act and the Investment Advisers Act of 1940. The Sub-adviser further agrees that it will provide the Board of Trustees, at its reasonable request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board of Trustees may designate, in a format that shall comply with the 1940 Act. Upon reasonable request, the Sub-adviser shall provide the Manager with all proxy voting records relating to the Fund’s Assets, including but not limited to those required by Form N-PX. The Sub-adviser will also provide, upon the Manager’s or the Board of Trustee’s request, an annual certification, in a form reasonably acceptable to the Manager, attesting to the accuracy and completeness of such proxy voting records.

(e)	The Sub-adviser will not disclose, in any manner whatsoever, any list of securities held by the Fund, except in accordance with the Fund’s portfolio holdings disclosure policy and except as required by applicable law, regulation or rule.

(f)	The Sub-adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940 and other applicable state and federal regulations as the Manager may advise in writing from time to time.

(g)	The Sub-adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Investment Advisers Act of 1940, which are reasonably designed to prevent violations of federal securities laws by the Sub-adviser, its employees, officers and agents. Upon reasonable request, the Sub-adviser shall provide the Manager with access to the records relating to such policies and procedures as they relate to the Assets. The Sub-adviser will also provide, at the reasonable request of the Manager, periodic certifications, in a form reasonably acceptable to the Manager, attesting to such written policies and procedures.

(h)

The Sub-adviser will promptly notify the Manager (1) in the event the SEC or other governmental authority has censured the Sub-adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions or (2) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986. Provided the Manager promptly delivers a copy of the most recent Prospectus to the Sub-adviser, the Sub-adviser further agrees to notify the Manager promptly of any material fact known to the Sub-adviser relating to the Sub-adviser that is not contained in the Prospectus and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained in the Prospectus that becomes untrue in any material respect. As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of the Sub-adviser’s obligations and responsibilities contained in this Agreement, the Sub-adviser will provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38(a)-1 under the 1940 Act. Such assistance shall include, but not be limited to: (i) certifying periodically, upon the reasonable request of a duly appointed official of the Trust, that it is in compliance with all applicable “federal securities laws”, as required by Rule 38a-1(e)(1) under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) facilitating and cooperating with third-party audits arranged by the Trust to evaluate the effectiveness of the Sub-adviser’s compliance controls (including disclosure controls and procedures); (iii) providing the Trust’s chief compliance officer with reasonable direct access to the Sub-adviser’s compliance personnel; (iv) providing the Trust’s chief compliance officer with periodic reports upon reasonable request and (v) promptly providing special reports in the event of compliance issues (such as violations, potential violations or areas of concern). Further, the Sub-adviser is aware that: (i) the Chief Executive Officer (Principal Executive Officer) and Treasury/Chief Financial Officer (Principal Financial Officer) of the Trust (collectively, “Certifying Officers”) are required to certify the Trust’s periodic reports on Form N-CSR pursuant to Rule 30a-2 under the 1940 Act, as amended; and (ii) the Certifying Officers must rely upon certain matters of fact generated by the Sub-adviser of which they do not have firsthand knowledge. Consequently, the Sub-adviser has in place and has observed procedures and controls that are reasonably designed to ensure the adequacy of the services provided to the Trust under this Agreement and the accuracy of the information prepared by it and which is included in the Form N-CSR, and shall provide certifications to the Trust to be relied upon by the Certifying Officers in certifying the Trust’s periodic reports on Form N-CSR, in a form agreed with the Trust. For the avoidance of doubt, nothing in this Agreement shall operate so as to delegate or transfer the Trust’s responsibility for, or otherwise release the Trust from, its responsibility and liability for its compliance with applicable laws, regulation or rule, including but not limited to compliance with the 1940 Act.

(i)	The Sub-adviser has adopted and shall maintain a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Manager and the Trust with a copy of such code of ethics and any and all future amendments thereto. On at least an annual basis, the Sub-adviser will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying to the Manager upon request that the Sub-adviser and its Access Persons, as such terms is defined in the 1940 Act, have complied with the Sub-adviser’s code of ethics with respect to the Assets and (ii) identifying any material violations which have occurred with respect to the Assets.

Upon the reasonable request of the Manager, the Sub-adviser shall permit the Manager, its employees or its agents to examine the reports required to be made by the Sub-adviser pursuant to Rule 17j-1 under the 1940 Act.

(j)	The Sub-adviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(f) hereof as the Manager may reasonably request.

(k)	Each party will inform the other in writing within a reasonable time of material changes to the information provided to the other party under this Agreement.

(l)	The Manager hereby represents and warrants to the Sub-adviser that: (i) it is a company duly organized and validly existing under the laws of the State of New York; (ii) it is fully authorized to enter into this Agreement and to appoint the Sub-Adviser; and (iii) the information set out in the most recent Prospectus of the Fund is, to its knowledge, true, accurate and not misleading.

2.	The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and, as more particularly discussed above, shall oversee and review the Sub-adviser’s performance of its duties under this Agreement.

3.	For the services provided and the expenses assumed pursuant to this Agreement, the Manager shall pay the Sub-adviser as full compensation therefore, a fee equal to the percentage of the Fund’s average daily net assets of the Assets as described in the attached Schedule I. The Sub-adviser shall be responsible for its own expenses in performing its duties hereunder but shall not be responsible for the expenses of the Fund. Without limiting the generality of the foregoing, the Sub-adviser shall not be responsible for brokerage commissions, transfer taxes or fees or custody fees of the Fund.

4.	The Sub-adviser shall not be liable for any error of judgment or for any loss (including loss of opportunity whereby the value of the Assets could have been increased) suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-adviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement. The Sub-adviser shall not be responsible for any loss howsoever arising from acting on the Manager’s or the Trust’s instructions. The Manager agrees to indemnify the Sub-adviser from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (other than those resulting from willful misfeasance, bad faith or gross negligence on the Sub-adviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement) which may be imposed on, or incurred by the Sub-adviser in performing its obligations or duties hereunder.

5.	This Agreement shall continue in effect for an initial two year period and shall continue in effect thereafter only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Sub-adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Advisory Agreement. Section 4 shall survive termination of this Agreement. Further, termination will not in any event affect accrued rights or existing commitments.

6.	Nothing in this Agreement shall limit or restrict the right of any of the Sub-adviser’s directors, officers or employees who may also be a trustee, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Sub-adviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7.	During the term of this Agreement, the Manager agrees to promptly furnish the Sub-adviser at its principal office all Fund Prospectuses, proxy statements and reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund.

8.	The Sub-adviser acknowledges the following limitation of liability: The obligations of the Trust entered into in the name or on behalf thereof by any of the trustees, representatives or agents are made not individually, but in such capacities and are not binding upon any of the trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with the Trust or the Fund must look solely to the assets of the Trust or Fund for the enforcement of any claims against the Trust or Fund.

9.	The Manager confirms it has read and acknowledged the risk disclosure statements listed in Schedule II of this Agreement, which are included herein solely pursuant to the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission issued by the SFC.

10.	This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act when required. The parties agree that Schedule II hereto is a non-material part of this Agreement and may be amended by mutual consent of the parties.

11.	This Agreement shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

J.P. Morgan Investment Management Inc.

By:

Name:
Title:

JF International Management Inc.

By:

Name:
Title:

SCHEDULE I

Sub-adviser’s Fees

(i)	The Sub-adviser shall be paid a sub-advisory fee for its services, to be paid by the Manager, at a rate of 0.50% per annum on the average daily net asset value of the Assets of the Fund, accrued daily and paid monthly in arrears within 15 business days of each month end.

(ii)	If the Assets of the Fund are invested in unit trusts or other collective investment schemes managed or issued by the Sub-adviser or any of its affiliates, there shall be no initial charge imposed for the acquisition of units or shares.

(iii)	If the Assets of the Fund are in units or shares in collective investment schemes managed or issued by the Sub-adviser or its affiliates, the value of such units or shares so invested shall be deducted from the total value of the portfolio of the Assets of the Fund for the purposes of calculating the advisory fee of the Sub-adviser.

SCHEDULE II

RISK DISCLOSURE STATEMENTS

RISK OF SECURITIES TRADING

The prices of securities fluctuate, sometimes dramatically. The price of a security may move up or down, and may become valueless. It is as likely that losses will be incurred rather than profit made as a result of buying and selling securities.

RISK OF TRADING FUTURES AND OPTIONS

The risk of loss in trading futures contracts or options is substantial. In some circumstances, you may sustain losses in excess of your initial margin funds. Placing contingent orders, such as “stop-loss” or “stop-limit” orders, will not necessarily avoid loss. Market conditions may make it impossible to execute such orders. You may be called upon at short notice to deposit additional margin funds. If the required funds are not provided within the prescribed time, your position may be liquidated. You will remain liable for any resulting deficit in your account. You should therefore study and understand futures contracts and options before you trade and carefully consider whether such trading is suitable in the light of your own financial position and investment objectives. If you trade options you should inform yourself of exercise and expiration procedures and your rights and obligations upon exercise or expiry.

RISK OF TRADING IN LEVERAGED FOREIGN EXCHANGE CONTRACTS

The risk of loss in leveraged foreign exchange trading can be substantial. You may sustain losses in excess of your initial margin funds. Placing contingent orders, such as “stop-loss” or “stop limit” orders, will not necessarily limit losses to the intended amounts. Market conditions may make it impossible to execute such orders. You may be called upon at short notice to deposit additional margin funds. If the required funds are not provided within the prescribed time, your position may be liquidated. You will remain liable for any resulting deficit in your account. You should therefore carefully consider whether such trading is suitable in light of your own financial position and investment objectives.

RISK OF TRADING GROWTH ENTERPRISE MARKET STOCKS

Growth Enterprise Market (GEM) stocks involve a high investment risk. In particular, companies may list on GEM with neither a track record of profitability nor any obligation to forecast future profitability. GEM stocks may be very volatile and illiquid. You should make the decision to invest only after due and careful consideration. The greater risk profile and other characteristics of GEM mean that it is a market more suited to professional and other sophisticated investors. Current information on GEM stocks may only be found on the internet website operated by The Stock Exchange of Hong Kong Limited. GEM Companies are usually not required to issue paid announcements in gazetted newspapers. You should seek independent professional advice if you are uncertain of or have not understood any aspect of this risk disclosure statement or the nature and risks involved in trading of GEM stocks.

RISK OF PROVIDING AN AUTHORITY TO REPLEDGE YOUR SECURITIES COLLATERAL ETC.

There is risk if you provide the licensed or registered person with an authority that allows it to apply your securities or securities collateral pursuant to a securities borrowing and lending agreement, repledge your securities collateral for financial accommodation or deposit your securities collateral as collateral for the discharge and satisfaction of its settlement obligations and liabilities. If your securities or securities collateral are received or held by the licensed or registered person in Hong Kong, the above arrangement is allowed only if you consent in writing. Moreover, unless you are a professional investor, your authority must specify the period for which it is current and be limited to not more than 12 months. If you are a professional investor, these restrictions do not apply. Additionally, your authority may be deemed to be renewed (i.e. without your written consent) if the licensed or registered person issues you a reminder at least 14 days prior to the expiry of the authority, and you do not object to such deemed renewal before the expiry date of your then existing authority. You are not required by any law to sign these authorities. But an authority may be required by licensed or registered persons, for example, to facilitate margin lending to you or to allow your securities or securities collateral to be lent to or deposited as collateral with third parties. The licensed or registered person should explain to you the purposes for which one of these authorities is to be used. If you sign one of these authorities and your securities or securities collateral are lent to or deposited with third parties, those third parties will have a lien or charge on your securities or securities collateral. Although the licensed or registered person is responsible to you for securities or securities collateral lent or deposited under your authority, a default by it could result in the loss of your securities or securities collateral. A cash account not involving securities borrowing and lending is available from most licensed or registered persons. If you do not require margin facilities or do not wish your securities or securities collateral to be lent or pledged, do not sign the above authorities and ask to open this type of cash account.

RISK OF MARGIN TRADING

The risk of loss in financing a transaction by deposit of collateral is significant. You may sustain losses in excess of your cash and any other assets deposited as collateral with the licensed or registered person. Market conditions may make it impossible to execute contingent orders, such as “stop-loss” or “stop-limit” orders. You may be called upon at short notice to make additional margin deposits or interest payments. If the required margin deposits or interest payments are not made within the prescribed time, your collateral may be liquidated without your consent. Moreover, you will remain liable for any resulting deficit in your account and interest charged on your account. You should therefore carefully consider whether such a financing arrangement is suitable in light of your own financial position and investment objectives.